Exhibit 10.5

                                A G R E E M E N T

         Agreement entered into by and between Robert Gruder ("Gruder") and Alydaar Software Corporation (the "Company") this 10th day of April, 1997.

                               W I T N E S S E T H

         WHEREAS, there are two actions pending against the Company and Gruder in Superior Court of Connecticut (the "Actions") entitled respectively,

                         Andrew  Kaplan,  et al v. Robert G.  Gruder,  Thomas J.
                    Dudchik, GEM Technologies, Inc., a Connecticut Corporation, Alydaar Software Corporation, a North Carolina Corporation f/k/a DAAR, Inc., and Enertronix, Inc., a Utah Corporation
                    a/k/a  GEM   Technologies,   Inc.
                                       and
                         Alydaar  Software  Corporation  (Fairfield,  CV 96 0334
                    3085))and Robert Colby v. Robert Gruder, Robert Gruder d/b/a GEM Technologies, a Connecticut Corporation, Alydaar Corporation, a North Carolina Corporation (New Haven, CV 96 0254 2045); and

         WHEREAS, the plaintiffs in the Actions demand certain relief against the Company and Gruder, including the delivery to them of shares of common stock ("Common Stock") of the Company; and

         WHEREAS, the Company and Gruder deny any liability in connection with such Actions and intend to defend the actions vigorously, and

         WHEREAS, the Company and Gruder have reached an agreement with respect to the defense of the Actions and the satisfaction of a judgment, if any, requiring the delivery of Common Stock to the plaintiffs;

         NOW, THEREFORE, it is agreed as follows:

         1. The Company and Gruder shall cooperate in the vigorous defense of the Actions and shall, together with Tom Dudchik, jointly retain Willkie Farr & Gallagher to represent both the Company and Gruder in the defense of the Actions, together with such counsel authorized to practice in Connecticut as may be necessary.

         2. Gruder shall indemnify and hold harmless the Company with respect to any liability resulting from a final and unappealable judgment in the Actions, including, but not limited to, any liability to deliver shares of common stock of the Company in satisfaction of any judgment or any settlement of the Actions which he approves. In this connection Gruder represents and warrants that he currently owns 7,231,400 shares of common stock of the Company free and clear of any liens, charges or encumbrances and his liabilities do not exceed $500,000.


         3. The Company shall pay all of the legal fees and expenses incurred in connection with the defense of the Actions, including without limitation any legal fees and expenses that Gruder or Dudchik might otherwise become obligated to pay with respect to the defense of the Actions.


                                  Ex. 10.5 - 1

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         IN WITNESS  WHEREOF,  the  parties  have caused  this  Agreement  to be executed as of the date first above written.


                                             Alydaar Software Corporation

  /s/  Robert Gruder                         By:  /s/ V. Hollis Scott
       Robert Gruder

                                  Ex. 10.5 - 2